Exhibit (3)(h)

                   EXPENSE REIMBURSEMENT AGREEMENT
                           AMENDMENT NO. 3



     This Amendment No. 3 to Expense Reimbursement Agreement
("Agreement") is entered into effect as of the 1st day of November 1992, by and between The GCG Trust (formerly The Specialty Managers Trust) (the "Trust"), a Massachusetts business trust, and Directed Services, Inc. ("Manager"), a New York corporation.

     WHEREAS, the Trust is an open-end diversified management investment company issuing shares in several different classes, each class known as a series; and

     WHEREAS, Golden American Life Insurance Company (formerly MB
Variable Life Insurance Company) ("Golden American"), through certain of its respective separate accounts, invest in shares of the operating Series of the Trust; and

     WHEREAS, the parties hereto wish to limit the ordinary operating expenses of the Trust borne by owners of the variable annuities and variable life insurance policies issued or to be issued by Golden
American (the "Policies"); and

     WHEREAS, the parties have previously entered into the Agreement effective as of the 20th day of March, 1991, as last amended on May 1, 1992; and

     WHEREAS, the parties wish to amend the Agreement;

     NOW, THEREFORE, the parties do hereby agree as follows:

1. Term of Agreement. The Agreement shall continue in full force and effect and upon the same terms and conditions as originally set forth through the close of business on December 31, 1993, except as set forth in Section 2 hereof.

2.   Reimbursement of Expenses of the Series of the Trust.
  Commencing November 1, 1992, and continuing through the close of business on December 31, 1993, Manager hereby agrees to pay the Trust the amount by which the ordinary operating expenses of each of the Series exceeds the percentage of the average daily net assets of each Series as set forth below:

       (i)       Liquid Asset Series             .60%
       (ii)      Limited Maturity Bond Series    .60%
       (iii)     All Growth Series              1.00%
       (iv)      Natural Resources Series       1.00%
       (v)       Real Estate Series             1.00%
       (vi)      Multiple Allocation Series     1.00%
       (vii)     Fully Managed Series           1.00%
       (viii)    Capital Appreciation Series    1.00%


     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.


     DIRECTED SERVICES, INC.


By:  /s/ Bernard R. Beckerlegge
       -----------------------------------------


     THE SPECIALTY MANAGERS TRUST


By:  /s/ Fred H. Davidson
    -----------------------------------------